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                                   RYKA INC.
                       555 South Henderson Road, Suite B
                           King of Prussia, PA 19406


                      Supplement Dated November 24, 1997
                  To Proxy Materials Dated November 10, 1997
            Regarding RYKA's Annual Meeting Scheduled For 10:00am,
                          Thursday, December 4, 1997

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TO OUR SHAREHOLDERS:

         This Supplement is being delivered in connection with the Proxy Materials dated November 10, 1997. Except as expressly set forth herein, this Supplement is qualified in its entirety by the information contained in the Proxy Materials. Unless otherwise set forth herein, all capitalized terms used herein shall have the respective meanings ascribed to them in the Proxy Materials.

         On November 20, 1997, the KPR Companies and RYKA entered into a Loan and Security Agreement ("Loan Agreement") with a new lender pursuant to which their prior lender was paid off in full on November 21, 1997. Under the Loan Agreement, the KPR Companies' credit facility is a revolving line of $20,000,000 and the RYKA credit facility is a revolving line of $5,000,000. The term of the Loan Agreement is five years. The KPR Companies and RYKA have an interest rate choice of prime plus 1/4% or LIBOR (Adjusted Eurodollar Rate) plus two hundred seventy-five bonus points. The new lender has consented to the Reorganization.

         Both the KPR Companies and RYKA may borrow up to the amount of their revolving line based upon 85% of their eligible accounts receivable and 65% of their eligible inventory, as those terms are defined in the Loan Agreement.

         In addition to the revolving lines of credit described above, provided that 80% of their orders are pre-sold, the new lender will over-advance to the KPR Companies up to an additional $2,000,000 and to RYKA up to an additional $1,000,000 over the collateral for additional letters of credit needed for seasonal production of new merchandise for the Fall 1998, Spring 1999 and Fall 1999 seasons. Upon the consummation of the Reorganization, the credit facilities will become one revolving line of $25,000,000 with a seasonal over-advance limit of an additional $3,000,000 for the combined companies.

         The KPR Companies presently owe Michael Rubin subordinated debt of $3,055,841 which is comprised of (i) a loan from Mr. Rubin to the KPR Companies in the principal amount of $851,440, plus accrued and unpaid interest on such loan of $180,517 through October 31, 1997 and (ii) a note in the principal amount of $2,204,401 representing undistributed sub chapter S corporation retained earnings previously taxed to Mr. Rubin as the sole shareholder of the KPR Companies. No interest will accrue on the note representing sub chapter S corporation earnings until the Effective Date of the Reorganization at which time the interest will begin to accrue on such note at prime plus 1/4% or LIBOR (Adjusted Eurodollar Rate) plus two hundred seventy-five bonus points. Since the date of the Proxy Materials, there has been no change in the amount of the subordinated loan from the KPR Companies to RYKA.

         The Loan Agreement and a related Subordination Agreement by and among the KPR Companies, Mr. Rubin and the lender entered into at the same time as the Loan Agreement (the "Subordination Agreement") allow the KPR Companies to repay Mr. Rubin $1,000,000 of the subordinated debt principal and the accrued interest of $180,517 at the time of this loan closing or within five days thereafter, subject to there being $2,000,000 of availability under the KPR Companies' credit line after taking into account such payments. It is anticipated that the required availability will exist and such payments will be made within five days of the loan closing.

         In addition, the Loan Agreement and the Subordination Agreement permit the KPR Companies to make continued regular payments of interest on the subordinated debt and to further reduce principal on a quarterly basis, commencing with the first quarter of 1998, in an amount up to 50% of the cumulative consolidated net income of both borrowers, reduced by net losses of the borrowers during such period.

         As stated above, the prior lender's loans have been paid off in full. This prior lender has agreed to waive $245,000 of a $250,000 fee of which $125,000 was due on November 20, 1997 and $125,000 would have been due on November 30, 1997 as a result of extending the due date of its loans through November 30, 1997.

         ANY SHAREHOLDER WHO HAS PREVIOUSLY SUBMITTED AN EXECUTED PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS VOTED BY SUBMITTING A LATER-DATED PROXY OR BY GIVING WRITTEN NOTICE OF SUCH REVOCATION TO THE CORPORATE SECRETARY. IF ANY SHAREHOLDER WANTS TO OBTAIN ANOTHER PROXY CARD IN ORDER TO CHANGE HIS OR HER VOTE, PLEASE CALL THE CORPORATE SECRETARY AT (610) 337-2200 AND A NEW PROXY CARD WILL BE SENT TO YOU IMMEDIATELY.

                                           By Order of the Board of Directors,


                                           STEVEN A. WOLF
                                           Secretary

November 24, 1997